Agreement and Plan of Reorganization

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made as of 23rd day of April, 2025, among Exchange Place Advisors Trust, a Delaware statutory trust, with its principal place of business at c/o Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246 (“New Trust”), on behalf of its segregated portfolio of assets (“series”) the North Square Small Cap Value Fund (the “New Fund”); Valued Advisers Trust, a Delaware statutory trust, with its principal place of business at c/o Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246 (“Current Trust”), on behalf of its series the Foundry Partners Small Cap Value Fund (the “Existing Fund”); solely for purposes of paragraphs 5.6 and 6, Foundry Partners, LLC, investment adviser to the Existing Fund (“Foundry Partners”); and solely for purposes of paragraphs 5.7 and 6, North Square Investments, LLC, investment adviser to the New Fund (“NSI,” and together with Foundry Partners, the “Advisers”) (Each of New Trust and Current Trust is sometimes referred to herein as an “Investment Company,” and the New Fund and Existing Fund are each sometimes referred to herein as a “Fund.”) Notwithstanding anything to the contrary contained herein, (1) the agreements, covenants, representations, warranties, actions, and obligations (collectively, “Obligations”) of and by each Fund -- and of and by the Investment Company of which that Fund is a series, on that Fund’s behalf -- shall be the Obligations of that Fund only, (2) all rights and benefits created hereunder in favor of a Fund shall inure to and be enforceable by the Investment Company of which that Fund is a series, on its own or that Fund’s behalf, and (3) in no event shall any other series of an Investment Company (including another Fund thereof) or the assets thereof be held liable with respect to the breach or other default by an obligated Fund or Investment Company of its Obligations set forth herein.

Each Investment Company wishes to effect a reorganization described in section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (“Code”) (all “section” references are to the Code, unless otherwise noted), and intends this Agreement to be, and adopts it as, a “plan of reorganization” within the meaning of the regulations under the Code (“Treasury Regulations”). The reorganization will involve the Existing Fund’s changing its identity -- by converting from a series of Current Trust to a series of New Trust -- by (1) transferring all its assets to the New Fund (which is being established solely for the purpose of acquiring those assets and continuing the Existing Fund’s business) in exchange solely for voting shares of beneficial interest (“shares”) in that New Fund and that New Fund’s assumption of all of the Existing Fund’s liabilities, (2) distributing those shares pro rata to the Existing Fund’s shareholders in exchange for their shares therein and in complete liquidation thereof, and (3) terminating the Existing Fund, all on the terms and conditions set forth herein (all the foregoing transactions involving the Existing Fund and the New Fund being referred to herein as the “Reorganization”).

Each Investment Company’s board of trustees (each, a “Board”), in each case including a majority of its members who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) (“Non-Interested Persons”) of either Investment Company, (1) has duly adopted and approved this Agreement and the transactions contemplated hereby, (2) has duly authorized performance thereof on its Fund’s behalf by all necessary Board action, and (3) has determined that participation in the Reorganization is in the best interests of the respective Fund that is a series thereof and, in the case of the Existing Fund, that the interests of the existing shareholders thereof will not be diluted as a result of the Reorganization.

The Existing Fund offers multiple classes of shares designated as Investor Class shares and Institutional Class shares (“Investor Class Existing Fund Shares” and “Institutional Class Existing Fund Shares” respectively, and collectively, “Existing Fund Shares”). The New Fund also will offer multiple classes of shares, which mirror the respective share classes of the Existing Fund, designated, as applicable, Investor Class shares and Class I shares (“Investor Class New Fund Shares” and “Class I New Fund Shares” respectively, and collectively, “New Fund Shares”). The Investor Class Existing Fund Shares and the Investor Class New Fund Shares, and the Institutional Class Existing Fund Shares and the Class I New Fund Shares, respectively, are substantially similar to each other.

In consideration of the mutual promises contained herein, the Investment Companies agree as follows:

1.	PLAN OF REORGANIZATION

1.1. Subject to the requisite approval of the Existing Fund’s shareholders and the terms and conditions set forth herein, the Existing Fund shall assign, sell, convey, transfer and deliver all of its assets described in paragraph 1.2 (“Assets”) to the New Fund. In exchange therefor, the New Fund shall:

(a) issue and deliver to the Existing Fund, as applicable, the number of full and fractional (all references herein to “fractional” shares meaning fractions rounded to the third decimal place) (1) Investor Class New Fund Shares equal to the number of full and fractional Investor Class Existing Fund Shares then outstanding; and (2) Class I New Fund Shares equal to the number of full and fractional Institutional Class Existing Fund Shares then outstanding;

(b) assume all of the Existing Fund’s liabilities described in paragraph 1.3 (“Liabilities”).

Those transactions shall take place at the Closing (as defined in paragraph 2.1).

1.2 The Assets shall consist of all assets and property of every kind and nature including, without limitation, all cash, cash equivalents, securities, commodities, futures interests, receivables (including, without limitation, interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, and books and records that the Existing Fund owns at the Effective Time (as defined in paragraph 2.1) and any deferred and prepaid expenses shown as assets on the Existing Fund’s books at that time. The Existing Fund does not have any unamortized or unpaid organizational fees or expenses that have not previously been disclosed in writing to New Trust.

1.3 The Liabilities shall consist of all liabilities of the Existing Fund, whether known or unknown, accrued or contingent, debts, obligations and duties existing at the Effective Time, excluding any liabilities, costs or charges relating to fee waiver and expense reimbursement arrangements between the Existing Fund and Foundry Partners (including any recoupment of any fees or expenses of the Existing Fund previously waived or reimbursed) and Reorganization Expenses (as defined in paragraph 3.3(f)) borne by the Advisers pursuant to paragraph 6. Notwithstanding the foregoing, the Existing Fund will endeavor to discharge all their known liabilities, debts, obligations and duties before the Effective Time.

1.4 At or before the Closing, the New Fund shall redeem the Initial Shares (as defined in paragraph 5.4) for the amount at which they are issued pursuant to that paragraph. At the Effective Time (or as soon thereafter as is reasonably practicable), the Existing Fund shall distribute all the New Fund Shares it receives pursuant to paragraph 1.1(a) to its shareholders of record determined at the Effective Time (each, a “Shareholder”), in proportion to their Existing Fund Shares then held of record and in constructive exchange therefor, and shall completely liquidate. That distribution shall be accomplished by New Trust’s transfer agent’s opening accounts on the New Fund’s shareholder records in the Shareholders’ names and transferring those New Fund Shares thereto. Pursuant to that transfer, each Shareholder’s account shall be credited with the number of full and fractional New Fund Shares equal to the number of full and fractional Existing Fund Shares that Shareholder holds at the Effective Time, by class (i.e., the account for each Shareholder that holds Investor Class Existing Fund Shares shall be credited with the number of full and fractional Investor Class New Fund Shares due that Shareholder, and likewise the account for each Shareholder that holds Institutional Class Existing Fund Shares shall be credited with the number of full and fractional Class I New Fund Shares due that Shareholder). The aggregate net asset value (“NAV”) of New Fund Shares to be so credited to each Shareholder’s account shall equal the aggregate NAV of the Existing Fund Shares that Shareholder holds at the Effective Time. All issued and outstanding Existing Fund Shares, including any represented by certificates, shall simultaneously be canceled on the Existing Fund’s shareholder records. New Trust shall not issue certificates representing the New Fund Shares issued in connection with the Reorganization.

1.5 All computations of value shall be made by Ultimus Fund Services, LLC (“Ultimus”) in accordance with its regular practice in pricing the shares and assets of each Fund.

1.6 Any transfer taxes payable on the issuance and transfer of New Fund Shares in a name other than that of the registered holder on the Existing Fund’s shareholder records of the Existing Fund Shares actually or constructively exchanged therefor shall be paid by the transferee thereof, as a condition of that issuance and transfer.

1.7 Any reporting responsibility of the Existing Fund to a public authority, including the responsibility for filing any regulatory report, tax return or other document with the Securities and Exchange Commission (“Commission”), any state securities commission, any federal, state, local tax authorities, or any other relevant regulatory authority, is and shall remain its responsibility up to and including the date on which it is terminated.

1.8 After the Effective Time, the Existing Fund shall not conduct any business except in connection with its dissolution and termination. As soon as reasonably practicable after distribution of the New Fund Shares pursuant to paragraph 1.4, but in all events within six months after the Effective Time, (a) the Existing Fund shall be terminated as a series of Current Trust and (b) Current Trust shall make all filings and take all other actions in connection therewith necessary and proper to effect the Existing Fund’s complete dissolution.

2.	CLOSING AND EFFECTIVE TIME

2.1 Unless the Investment Companies agree otherwise, all acts necessary to consummate the Reorganization (“Closing”) shall be deemed to take place simultaneously as of immediately after the close of business (4:00 p.m., Eastern Time) on April 25, 2025 (“Effective Time” and “Closing Date”). The Closing shall be held at the offices of Ultimus at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246.

2.2 Current Trust shall direct the custodian of the Existing Fund’s assets to deliver at the Closing a certificate of an authorized officer (“Certificate”) stating and verifying that (a) the Assets it holds will be transferred to the New Fund at the Effective Time, (b) all necessary taxes in connection with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made, and (c) the information (including adjusted basis and holding period, by lot) concerning the Assets, including all portfolio securities, transferred by the Existing Fund to the New Fund, as reflected on the New Fund’s books immediately after the Effective Time, does or will conform to that information on the Existing Fund’s books immediately before the Effective Time.

2.3 Current Trust shall direct its transfer agent to deliver at the Closing (a) to New Trust, a Certificate (1) verifying that the Existing Fund’s shareholder records contain each Shareholder’s name and address and the number of full and fractional outstanding Existing Fund Shares, by class, each such Shareholder owns at the Effective Time and (2) as to the opening of accounts on New Fund’s shareholder records in the names of the Shareholders and (b) to Current Trust, a confirmation, or other evidence satisfactory to Current Trust, that the New Fund Shares to be credited to the Existing Fund at the Effective Time have been credited to the Existing Fund’s account on those records.

2.4 Current Trust shall deliver to New Trust, at such time prior to the Closing, as the parties mutually agree a Certificate listing each security, by name of issuer and number of shares, that is being carried on Existing Fund’s books at an estimated fair market value provided by an authorized pricing vendor for the Existing Fund.

2.5 At the Closing, each Investment Company shall deliver to the other any (a) bill of sale, check, assignment, share certificate, receipt or other document the other Investment Company or its counsel reasonably requests and (b) a Certificate in form and substance satisfactory to the recipient, and dated as of the Effective Time, to the effect that the representations and warranties it made in this Agreement are true and correct at the Effective Time except as they may be affected by the transactions contemplated hereby.

2.6 In the event that at the Effective Time the NYSE or another primary trading market for portfolio securities of the New Fund or the Existing Fund (each, an “Exchange”) shall be closed to trading or trading thereupon shall be restricted, or trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the mutual judgment of the Current Trust’s Board and the New Trust’s Board, accurate appraisal of the value of the net assets of the Existing Fund or the New Fund, respectively, is impracticable, the Effective Time shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

3.	REPRESENTATIONS AND WARRANTIES

3.1 Current Trust, on the Existing Fund’s behalf, represents and warrants to New Trust, on the New Fund’s behalf, as follows:

(a) Current Trust (1) is a business trust that is duly organized, validly existing, and in good standing under the laws of the State of Delaware (“Delaware Law”), and its Declaration of Trust, dated June 13, 2008, is on file with the SEC via EDGAR, (2) is duly registered under the 1940 Act as an open-end management investment company, and (3) has the power to own all its properties and assets and to carry on its business as described in its current registration statement on Form N-1A;

(b) The Existing Fund is a duly established and designated series of Current Trust;

(c) The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of Current Trust’s Board; and this Agreement constitutes a valid and legally binding obligation of Current Trust, with respect to the Existing Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and general principles of equity;

(d) At the Effective Time, Current Trust will have good and marketable title to the Assets for the Existing Fund’s benefit and full right, power, and authority to sell, assign, transfer, and deliver the Assets hereunder free of any liens or other encumbrances (except securities that are subject to “securities loans,” as referred to in section 851(b)(2), or that are restricted to resale by their terms); and on delivery and payment for the Assets, New Trust, on New Fund’s behalf, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including restrictions that might arise under the Securities Act of 1933, as amended (“1933 Act”);

(e) Current Trust, with respect to the Existing Fund, is not currently engaged in, and its execution, delivery, and performance of this Agreement and consummation of the Reorganization will not result in, (1) a conflict with or material violation of any provision of Delaware Law, Current Trust’s Declaration of Trust, or By-Laws, or any agreement, indenture, instrument, contract, lease or other undertaking (each, an “Undertaking”) to which Current Trust, on the Existing Fund’s behalf, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which Current Trust, on the Existing Fund’s behalf, is a party or by which it is bound;

(f) At or before the Effective Time, either (1) all material contracts and other commitments of the Existing Fund (other than this Agreement and certain investment contracts including options, futures, forward contracts and swap agreements) will terminate, or (2) provision for discharge and/or the New Fund’s assumption of any liabilities of the Existing Fund thereunder will be made, without either affected Fund incurring any penalty with respect thereto and without diminishing or releasing any rights Current Trust may have had with respect to actions taken or omitted or to be taken by any other party thereto before the Closing;

(g) No litigation, administrative proceeding, action or investigation of or before any court, governmental body or arbitrator is presently pending or, to Current Trust’s knowledge, threatened against Current Trust, with respect to the Existing Fund or any of its properties or assets attributable or allocable to the Existing Fund, that, if adversely determined, would materially and adversely affect the Existing Fund’s financial condition or the conduct of its business; and Current Trust, on the Existing Fund’s behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body or arbitrator that materially and adversely affects the Existing Fund’s business or Current Trust’s ability to consummate the transactions contemplated hereby;

(h) The Existing Fund’s financial statements at and for the fiscal year ended October 31, 2024, have been audited by Cohen & Company, Ltd., an independent registered public accounting firm, and are in accordance with generally accepted accounting principles consistently applied in the United States

(“GAAP”); and those statements (copies of which Current Trust has furnished to New Trust) present fairly, in all material respects, the Existing Fund’s financial condition at that date in accordance with GAAP and the results of its operations and changes in its net assets for the period then ended, and there are no known contingent liabilities of the Existing Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at that date that are not disclosed therein;

(i) Since October 31, 2024, there has not been any material adverse change in the Existing Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Existing Fund of indebtedness maturing more than one year from the date that indebtedness was incurred; for purposes of this subparagraph, a decline in NAV per Existing Fund Share due to declines in market values of securities the Existing Fund holds, the discharge of Existing Fund liabilities or the redemption of the Existing Fund Shares by its shareholders shall not constitute a material adverse change;

(j) To the best of the Current Trust’s knowledge, all income tax returns and all material federal and other tax returns, dividend reporting forms, and other tax-related reports (collectively, “Returns”) of the Existing Fund required by law to have been filed by the Effective Time (including any properly and timely filed extensions of time to file) shall have been filed or provided to the applicable recipient and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on those Returns shall have been paid or provision shall have been made for the payment thereof and any such unpaid taxes as of the date of the financial statements referred to in paragraph 3.1(h) above are properly reflected on such financial statements; to the best of Current Trust’s knowledge, no such Return is currently under audit and no deficiency or assessment has been asserted with respect to those Returns; and, the Existing Fund is in compliance in all material respects with all applicable Treasury Regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares and to withholding in respect thereof and is not liable for any material penalties that could be imposed thereunder. There are no levies, liens or other encumbrances relating to taxes existing, threatened or pending with respect to the assets of the Acquired Fund (other than liens for taxes not yet due and payable). The Existing Fund has not changed its annual accounting period within the 60-month period ending on the Closing Date. To the best of Current Trust’s knowledge, no written claim has ever been made by a taxing authority with which the Existing Fund does not file a particular Return, that the Existing Fund is or may be required to file such Return;

(k) For federal income tax purposes, the Existing Fund is not classified as a partnership, and instead is classified as an association that is taxable as a corporation, and either has elected the latter classification by filing Form 8832 with the Internal Revenue Service (“Service”) or is a “publicly traded partnership” (as defined in section 7704(b)) that is treated as a corporation; the Existing Fund is a “fund” (as defined in section 851(g)(2)) that is treated as a separate corporation under section 851(g)(1)); for each taxable year of its operation (including its current taxable year), the Existing Fund has met (and for the current taxable year will meet) the requirements of Part I of Subchapter M of Chapter 1 of Subtitle A of the Code (“Subchapter M”) for qualification and treatment as a RIC and has been (and for the current taxable year will be) eligible to and has computed (and for the current taxable year will compute) its federal income tax under section 852; the Existing Fund will not have as of the Closing, any material income or excise tax liability pursuant to sections 852 or 4982; and the Existing Fund has no current or accumulated earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to the Existing Fund;

(l) All issued and outstanding Existing Fund Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by Current Trust and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; all issued and outstanding Existing Fund Shares will, at the Effective Time, be held by the persons and in the amounts set forth on the Existing Fund’s shareholder records, as provided in paragraph 2.3; and the Existing Fund has not outstanding any options, warrants or other rights to subscribe for or purchase any Existing Fund Shares, nor are there outstanding any securities convertible into any Existing Fund Shares;

(m) The Existing Fund incurred the Liabilities, which are associated with the Assets, in the ordinary course of its business;

(n) The Existing Fund is not under the jurisdiction of a court in a “title 11 or similar case” (as defined in section 368(a)(3)(A));

(o) The Existing Fund’s current prospectus and statement of additional information (1) conforms in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and (2) at the date on which they were issued did not contain, and as supplemented by any supplement thereto dated prior to or at the Effective Time do not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(p) The information to be furnished by Current Trust for use in no-action letters, applications for orders, registration statements, proxy materials and other documents filed or to be filed with any federal, state or local regulatory authority (including the Financial Industry Regulatory Authority, Inc. (“FINRA”)) that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations; and the New Fund’s Registration Statement and the Prospectus/Proxy Statement (as defined in paragraph 3.3(a)(1) and (2), respectively) (other than written information provided by New Trust for inclusion therein) will, on their respective effective dates, at the Effective Time, and at the time of the Shareholders Meeting (as defined in paragraph 4.1), not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(q) The Declaration permits Current Trust to vary its shareholders’ investment; Current Trust does not have a fixed pool of assets; and each series thereof (including the Existing Fund) is a managed portfolio of securities, and Foundry Partners has the authority to buy and sell securities for the Existing Fund;

(r) The Existing Fund’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in its prospectus;

(s) The New Fund Shares to be delivered hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof;

(t) The Existing Fund has no known liability for any tax obligation of any taxpayer other than itself (other than pursuant to customary commercial contracts the principal purpose of which is not tax). The Existing Fund is not currently and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary tax returns. The Existing Fund is not a party to any tax allocation, sharing, or indemnification agreement (other than any customary commercial contracts the principal purpose of which is not tax); and

(u) The Existing Fund does not own any “converted property” (as that term is defined in Treasury Regulations Section 1.337(d)-7(a)(2(vii)) that is subject to the rules of Section 1374 as a consequence of Treasury Regulations Section 1.337(d)-7(b) thereunder.

3.2 New Trust, on the New Fund’s behalf, represents and warrants to Current Trust, on the Existing Fund’s behalf, as follows:

(a) New Trust (1) is a statutory trust that is duly organized, validly existing, and in good standing under Delaware Law, and its Certificate of Amendment to Certificate of Trust, dated June 24, 2024, is on file with the Secretary of State of Delaware, (2) at the Effective Time, it will be duly registered under the 1940 Act as an open-end management investment company, and (3) has the power to own all its properties and assets and to carry on its business as described in its current registration statement on Form N-1A;

(b) At the Effective Time, the New Fund will be a duly established and designated series of New Trust; the New Fund has not commenced operations and will not do so until after the Closing; and, immediately before the Closing, the New Fund will be a shell series of New Trust, without assets (except the amount paid for the Initial Shares if they have not already been redeemed by that time) or liabilities, created for the purpose of acquiring the Assets, assuming the Liabilities, and continuing the Existing Fund’s business;

(c) The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of New Trust’s Board; and this Agreement constitutes a valid and legally binding obligation of New Trust, with respect to the New Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and general principles of equity;

(d) Before the Closing, there will be no (1) issued and outstanding New Fund Shares, (2) options, warrants, or other rights to subscribe for or purchase any New Fund Shares, (3) securities convertible into any New Fund Shares, or (4) any other securities issued by the New Fund, except the Initial Shares;

(e) No consideration other than New Fund Shares (and the New Fund’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

(f) New Trust, with respect to the New Fund, is not currently engaged in, and its execution, delivery, and performance of this Agreement and consummation of the Reorganization will not result in, (1) a conflict with or material violation of any provision of Delaware Law, New Trust’s Amended and Restated Agreement and Declaration of Trust, dated June 24, 2024, as amended from time to time (“Instrument”), or any Undertaking to which New Trust, on the New Fund’s behalf, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which New Trust, on the New Fund’s behalf, is a party or by which it is bound;

(g) No litigation, administrative proceeding, action or investigation of or before any court, governmental body or arbitrator is presently pending or, to New Trust’s knowledge, threatened against New Trust, with respect to the New Fund or any of its properties or assets attributable or allocable to the New Fund, that, if adversely determined, would materially and adversely affect the New Fund’s financial condition or the conduct of its business; and New Trust, on the New Fund’s behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action or investigation and is not a party to or subject to the provisions of any order, decree, judgment or award of any court, governmental body or arbitrator that materially and adversely affects the New Fund’s business or New Trust’s ability to consummate the transactions contemplated hereby;

(h) For federal income tax purposes, the New Fund is not (or will not be) classified as a partnership, and instead is (and will be) classified as an association that is taxable as a corporation, and has elected (or will timely elect) the latter classification by filing Form 8832 with the Service; the New Fund has not filed any federal or state income tax return and will file its first federal income tax return after the completion of its first taxable year after the Effective Time as a RIC on Form 1120-RIC; the New Fund will be a “fund” (as defined in section 851(g)(2)) that is treated as a separate corporation under section 851(g)(1)) and intends to take all steps necessary to meet the requirements of Subchapter M for qualification and eligibility for treatment as a RIC under sections 851 and 852; assuming that the Existing Fund will meet the requirements of Subchapter M for qualification as a RIC for its taxable year in which the Reorganization occurs, the New Fund will meet those requirements, and will be eligible to and will compute its federal income tax under section 852, for its taxable year in which the Reorganization occurs; and the New Fund intends to continue to meet all those requirements, and to be eligible to and to so compute its federal income tax, for the next taxable year;

(i) The New Fund Shares to be issued and delivered to the Existing Fund, for the Shareholders’ accounts, pursuant to the terms hereof, (1) will at the Effective Time have been duly authorized and duly registered under the federal securities laws, and appropriate notices respecting them will have been duly filed under applicable state securities laws, and (2) when so issued and delivered, will be duly and validly issued and outstanding New Fund Shares and will be fully paid and non-assessable by New Trust;

(j) There is no plan or intention for the New Fund to be dissolved or merged into another statutory or business trust or a corporation or any “fund” thereof (as defined in section 851(g)(2)) following the Reorganization;

(k) Immediately after the Effective Time, the New Fund will not be under the jurisdiction of a court in a “title 11 or similar case” (as defined in section 368(a)(3)(A));

(l) The information to be furnished by New Trust for use in no-action letters, applications for orders, registration statements, proxy materials, and other documents filed or to be filed with any federal, state, or local regulatory authority (including FINRA) that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations; and the New Fund’s Registration Statement and the Prospectus/Proxy Statement (other than written information provided by Current Trust for inclusion therein) will, on their respective effective dates, at the Effective Time, and at the time of the Shareholders Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(m) The New Trust trustees have each received copies of all examinations, reports, letters, orders and any other relevant documentation related to any state securities regulator, SEC or FINRA examination received by NSI in the last three years; and

(n) The Instrument permits New Trust to vary its shareholders’ investment; New Trust will not have a fixed pool of assets; and each series thereof (including the New Fund after it commences operations) will be a managed portfolio of securities, and NSI will have the authority to buy and sell securities for the New Fund.

3.3 Each Investment Company, on its Fund’s behalf, represents and warrants to the other Investment Company, on its Fund’s behalf, as follows:

(a) No governmental consent, approval, authorization, or filing is required under the 1933 Act, the Securities Exchange Act of 1934, as amended, the 1940 Act, or state securities laws, and no consent, approval, authorization or order of any court is required, for its execution or performance of this Agreement on its Fund’s behalf, except for (1) New Trust’s filing with the Commission of a registration statement on Form N-1A relating to the New Fund Shares issuable hereunder, and any supplement or amendment thereto, including therein a prospectus (“New Fund’s Registration Statement”), (2) Current Trust’s filing with the Commission of a registration statement on Form N-14 (“Prospectus/Proxy Statement”), and (3) consents, approvals, authorizations and filings that have been made or received or may be required after the Effective Time;

(b) The NAV of the New Fund Shares each Shareholder receives will be equal to the NAV of its Existing Fund Shares it actually or constructively surrenders in exchange therefor;

(c) The Shareholders will pay their own expenses (such as fees of personal investment or tax advisers for advice regarding the Reorganization), if any, incurred in connection with the Reorganization;

(d) The fair market value of the Assets will equal or exceed the Liabilities to be assumed by the New Fund to which the Assets are subject;

(e) None of the compensation received by any Shareholder who or that is an employee of or service provider to the Existing Fund will be separate consideration for, or allocable to, any of the Existing Fund Shares that Shareholder holds; none of the New Fund Shares any such Shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services;

(f) No expenses incurred by the Existing Fund or on its behalf in connection with the Reorganization will be paid or assumed by the New Fund, NSI or any other third party unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) (“Reorganization Expenses”), and no cash or property other than New Fund Shares will be transferred to the Existing Fund or any of its shareholders with the intention that it be used to pay any expenses (even Reorganization Expenses) thereof; and

(g) Immediately following consummation of the Reorganization, (1) the Shareholders will own all the New Fund Shares and will own those shares solely by reason of their ownership of the Existing Fund Shares immediately before the Reorganization and (2) the New Fund will hold the same assets and be subject to the same liabilities that the Existing Fund held or was subject to immediately before the Reorganization; and the amount of all redemptions and distributions (other than regular, normal dividends) the Existing Fund makes immediately preceding the Reorganization, will, in the aggregate, constitute less than 1% of its net assets.

4.	COVENANTS

4.1 Current Trust covenants to call a meeting of Existing Fund’s shareholders on April 25, 2025, to consider and act on this Agreement and to take all other action necessary to obtain approval of the transactions contemplated hereby (“Shareholders Meeting”).

4.2 Current Trust covenants that it will assist New Trust in obtaining information New Trust reasonably requests concerning the beneficial ownership of Existing Fund Shares.

4.3 Current Trust covenants that it will turn over its books and records pertaining to the Existing Fund (including all books and records required to be maintained under the 1940 Act and the rules and regulations thereunder) to New Trust at the Closing.

4.4 Each Investment Company covenants to cooperate with the other in preparing the New Fund’s Registration Statement and the Prospectus/Proxy Statement in compliance with applicable federal and state securities laws.

4.5 Each Investment Company covenants that it will, from time to time, as and when requested by the other, execute and deliver or cause to be executed and delivered any assignment or other instrument, and will take or cause to be taken any further action(s), the other Investment Company deems necessary or desirable in order to vest in, and confirm to, (a) New Trust, on the New Fund’s behalf, title to and possession of all the Assets, and (b) Current Trust, on the Existing Fund’s behalf, title to and possession of the New Fund Shares to be delivered hereunder, and otherwise to carry out the intent and purpose hereof.

4.6 New Trust covenants to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and applicable state securities laws it deems appropriate to commence and continue the New Fund’s operations after the Effective Time.

4.7 Subject to this Agreement, each Investment Company covenants to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable to consummate and effectuate the transactions contemplated hereby.

4.8 The intention of the parties is that the transaction contemplated by this Agreement will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither the New Fund nor the Existing Fund (nor New Trust or Current Trust, on behalf of the New Fund or the Existing Fund, respectively) shall take any action or cause any action to be taken (including, without limitation, the filing of any tax return) that is inconsistent with such treatment or results in the failure of the Reorganization to qualify as a reorganization within the meaning of

Section 368(a) of the Code. The New Fund and the Existing Fund will comply with the record keeping and information filing requirements of Treasury Regulation Section 1.368-3.

5.	CONDITIONS PRECEDENT

Each Investment Company’s obligations hereunder shall be subject to (a) performance by the other Investment Company of all its obligations to be performed hereunder at or before the Closing, (b) all representations and warranties of the other Investment Company contained herein being true and correct in all material respects at the date hereof and, except as they may be affected by the transactions contemplated hereby, at the Effective Time, with the same force and effect as if made at that time, and (c) the following further conditions that, at or before that time:

5.1 This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by both Boards and by the Existing Fund’s shareholders at the Shareholders Meeting;

5.2 All necessary filings shall have been made with the Commission and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the Investment Companies to carry out the transactions contemplated hereby. The New Fund’s Registration Statement and the Prospectus/Proxy Statement shall have become effective under the 1933 Act, no stop orders suspending the effectiveness thereof shall have been issued, and, to each Investment Company’s best knowledge, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act or the 1940 Act. The Commission shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act. All consents, orders and permits of federal, state and local regulatory authorities (including the Commission and state securities authorities) either Investment Company deems necessary to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on either Fund’s assets or properties;

5.3 At the Effective Time, no action, suit or other proceeding shall be pending (or, to either Investment Company’s best knowledge, threatened to be commenced) before any court, governmental agency or arbitrator in which it is sought to enjoin the performance of, restrain, prohibit, affect the enforceability of or obtain damages or other relief in connection with, the transactions contemplated hereby;

5.4 Before the Closing, New Trust’s Board shall have authorized the issuance of, and New Trust shall have issued for the New Fund, as applicable, one Investor Class New Fund Share, one and one Class I New Fund Share (“Initial Shares”) to NSI or an affiliate thereof, in consideration of the payment of $10.00 each (or other amount that New Trust’s Board determines), to vote on the investment advisory agreement, distribution and service plan, and other agreements and plans referred to in paragraph 5. and to take whatever action it may be required to take as the New Fund’s sole initial shareholder;

5.5 New Trust, on the New Fund’s behalf, shall have entered into, or adopted, as appropriate, an investment advisory agreement, a distribution and service plan pursuant to Rule 12b-1 under the 1940 Act, and other agreements and plans necessary for the New Fund’s operation as a series of an open-end management investment company. Each such agreement and plan shall have been approved by New Trust’s Board and, to the extent required by law (as interpreted by Commission staff positions), by its trustees who are Non-Interested Persons thereof and by NSI, or its affiliate as the New Fund’s sole initial shareholder;

5.6 Before the Closing, all liabilities of the Existing Fund and Foundry Partners (with respect to the Existing Fund) to service providers of the Existing Fund have been paid in full;

5.7 At any time before the Closing, New Trust has executed an expense limitation agreement on behalf of the New Fund, the terms of which are consistent with those described in the Prospectus/Proxy Statement; and

5.8 At any time before the Closing, either Investment Company may waive any of the foregoing conditions (except those set forth in paragraphs 5.1) if, in the judgment of its Board, that waiver will not have a material adverse effect on its Fund’s shareholders’ interests.

5.9 Current Trust, on behalf of the Existing Fund, shall have received on the Closing Date the opinion of Blank Rome LLP, counsel to New Trust (which may reasonably rely as to matters governed by the laws of the State of Delaware on certificates of officers or trustees of New Trust dated as of the Closing Date), covering the following points:

(a) The Agreement has been duly authorized, executed and delivered by New Trust on behalf of the New Fund and, assuming due authorization, execution and delivery of the Agreement by Current Trust, is a valid and binding obligation of New Trust on behalf of the New Fund;

(b) The New Fund Shares to be issued to New Fund Shareholders as provided by this Agreement are duly authorized, upon such delivery will be validly issued and outstanding, and are fully paid and non-assessable by New Trust, and no shareholder of the New Fund has any preemptive rights to subscription or purchase in respect thereof; and

(c) The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a material violation of New Trust’s Declaration of Trust or By-Laws or any provision of any agreement (known to such counsel) to which New Trust is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement, judgment or decree to which New Trust is a party or by which it is bound.

5.10 New Trust, on behalf of the New Fund, shall have received on the Closing Date the opinion of DLA Piper LLP (US), counsel to Current Trust (such opinion may reasonably rely on certificates of officers or trustees of Current Trust) dated as of the Closing Date, covering the following points:

(a) The Agreement has been duly authorized, executed and delivered by Current Trust, on behalf of the Existing Fund, and, assuming due authorization, execution and delivery of the Agreement by New Trust, is a valid and binding obligation of Current Trust, on behalf of the Existing Fund;

(b) The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a material violation of Current Trust’s Declaration of Trust or its By-Laws or any provision of any agreement (known to such counsel) to which Current Trust is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement not disclosed to New Trust, judgment or decree to which Current Trust is a party or by which it is bound; and

(c) The outstanding Existing Fund Shares are registered under the 1933 Act, and such registration is in full force and effect.

5.11 Current Trust and New Trust shall have received the opinion of Blank Rome LLP dated as of the Closing Date and addressed to Current Trust and New Trust, in a form satisfactory to them, substantially to the effect that, based upon certain facts, qualifications, certifications, representations and assumptions, for federal income tax purposes (such opinion, the “Tax Opinion”):

(a) The Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and each of the Existing Fund and the New Fund will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(b) Under Sections 361 and 357 of the Code, no gain or loss will be recognized by the Existing Fund upon (i) the transfer of all of the Existing Fund’s Assets to the New Fund in exchange for New Fund Shares and the assumption by the New Fund of all the liabilities of the Existing Fund or (ii) the distribution of New Fund Shares by the Existing Fund to the Existing Fund’s Shareholders in complete liquidation of the Existing Fund, except that the Existing Fund may be required to recognize gain or loss with respect to (A) contracts described in Section 1256(b) of the Code, (B) stock in a passive foreign investment company, as defined in Section 1297(a) of the Code, or (C) any other gain or loss required to be recognized upon the termination of a position, or upon the transfer of such asset regardless of whether such a transfer would otherwise be a non-recognition transaction under the Code;

(c) Under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon receipt of the Assets in exchange for New Fund Shares and the assumption by the New Fund of all Liabilities;

(d) Under Section 354 of the Code, no gain or loss will be recognized by the Shareholders of the Existing Fund upon the distribution to them by the Existing Fund of the New Fund Shares in exchange for their Existing Fund Shares in complete liquidation of the Existing Fund;

(e) Under Section 358 of the Code, the aggregate tax basis of New Fund Shares received by shareholders of the Existing Fund in connection with the Reorganization will be the same as the aggregate tax basis of the Existing Fund Shares exchanged therefor by Shareholders of the Existing Fund;

(f) Under Section 362(b) of the Code, the tax basis of the Existing Fund’s assets received by the New Fund in the Reorganization will be the same in the hands of the New Fund as the basis of such assets in the hands of the Existing Fund immediately prior to the transfer, adjusted for any gain or loss required to be recognized in paragraph 5.11(b) above;

(g) Under Section 1223(1) of the Code, each Existing Fund Shareholder’s holding period in the New Fund Shares received in the Reorganization will be determined by including the period for which the Existing Fund Shareholder held the Existing Fund Shares exchanged therefor, provided that the Existing Fund Shareholder held such Existing Fund Shares as a capital asset at the time of the exchange;

(h) Under Section 1223(2) of the Code, the holding period of the New Fund with respect to the Assets transferred to the New Fund in the Reorganization, other than any asset with respect to which gain or loss is required to be recognized as described in paragraph 5.11(b) above (except where investment activities of the New Fund have the effect of reducing or eliminating the holding period with respect to an asset), will include the period for which the Assets were held by the Existing Fund;

(i) The New Fund will succeed to and take into account those tax attributes of the Existing Fund that are described in Section 381(c) of the Code, subject to the conditions and limitations specified in the Code, the Treasury Regulations thereunder, and existing court decisions and published interpretations of the Code and Treasury Regulations; and

(j) The consummation of the Reorganization will not terminate the taxable year of the Existing Fund, aside from any elective change in the taxable year of the New Fund.

Notwithstanding the foregoing, the Tax Opinion may state that no opinion is expressed as to: (i) whether either the Existing Fund or the New Fund qualifies or will qualify as a regulated investment company; (ii) the U.S. federal income tax consequences of the payment of Reorganization Expenses by the Advisers, except in relation to the qualification of the Reorganization as a reorganization under Section 368(a) of the Code; (iii) whether any U.S. federal income tax will be imposed or required to be withheld under the Foreign Investment in Real Property Tax Act of 1980 with respect to any Existing Fund Shareholder that is a foreign person; (iv) whether any gain or loss is required to be recognized for U.S. federal income tax purposes on any Asset in which gain or loss recognition is required by the even if the transaction otherwise constitutes a nonrecognition transaction; (v) whether any gain or loss will be recognized on any “Section 1256 contracts” as defined in Section 1256(b) or under a mark-to-market system of accounting (including under Section 1256 of the Code); (v) the effect of the Reorganization on any Existing Fund Shareholder that is required to recognize unrealized gains or losses for U.S. federal income tax purposes under a mark-to-market system of accounting; (vi) whether accrued market discount, if any, on any market discount bonds held by the Existing Fund will be required to be recognized as ordinary income under Section 1276 of the Code as a result of the Reorganization; (vii) whether any gain or loss will be required to be recognized with respect to any asset that constitutes stock in a passive foreign investment company (within the meaning of Section 1297(a) of the Code); and (viii) any other federal, estate, gift, state, local or foreign tax consequences of the Reorganization.

Further, notwithstanding anything herein to the contrary, neither the New Fund nor the Existing Fund may waive the conditions set forth in this paragraph 5.11.

6.	EXPENSES

Subject to complying with the representation and warranty contained in paragraph 3.3(f), the Advisers shall bear the entirety of the total Reorganization Expenses. The Reorganization Expenses include (1) preparing and filing the Existing Fund’s’ prospectus supplements, the New Fund’s Registration Statement, and printing and distributing the Prospectus/Proxy Statement, (2) legal and accounting fees, (3) transfer taxes for foreign securities, (4) proxy solicitation costs, (5) any and all incremental Blue Sky fees, (6) any expenses of holding any special meeting or obtaining the written consent of the Current Trust’s Board of Trustees or New Trust’s Board of Trustees to approve matters related to the Reorganization, and (7) expenses of holding the Shareholders Meeting (including any adjournments thereof). Notwithstanding the foregoing, (i) expenses shall be paid by the party directly incurring them if and to the extent that the payment thereof by another person would result in the disqualification of the Existing Fund or the New Fund as a RIC or the disqualification of the Reorganization from qualifying as a tax-free reorganization under Section 368(a), and (ii) it is intended that the Advisers will pay or assume only those expenses that are solely and directly related to the Reorganization in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.

7.	ENTIRE AGREEMENT; NO SURVIVAL

Neither Investment Company has made any representation, warranty or covenant not set forth herein. This Agreement constitutes the entire agreement between the Investment Companies. The representations, warranties and covenants contained herein or in any document delivered pursuant hereto or in connection herewith shall not survive the Closing; provided, however, that, notwithstanding the foregoing, Sections 1.7, 1.8, 4.3, 4.5, 4.7, 6 and 7 shall survive the Closing.

8.	TERMINATION

This Agreement may be terminated at any time at or before the Closing:

8.1 By either Investment Company (a) in the event of the other Investment Company’s material breach of any representation, warranty, or covenant contained herein to be performed at or before the Closing, (b) if a condition to its obligations has not been met and it reasonably appears that that condition will not or cannot be met, (c) if a governmental body issues an order, decree, or ruling having the effect of permanently enjoining, restraining, or otherwise prohibiting consummation of the Reorganization, or (d) if the Closing has not occurred on or before April 25, 2025 or such other date as to which the Investment Companies agree; or

8.2 By the Investment Companies’ mutual agreement.

In the event of termination under paragraphs 8.1(c) or (d) or 8.2, neither Investment Company (nor its trustees, officers, or shareholders) shall have any liability to the other Investment Company.

9.	AMENDMENTS

The Investment Companies may amend, modify, or supplement this Agreement at any time in any manner they mutually agree on in writing, notwithstanding the Existing Fund’s shareholders’ approval thereof; provided that, following that approval no such amendment, modification, or supplement shall have a material adverse effect on the Shareholders’ interests.

10.	SEVERABILITY

Any term or provision hereof that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms and provisions hereof in any other jurisdiction.

11.	NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., e-mail), personal service or prepaid or certified mail addressed as follows:

If to Current Trust:

Valued Advisers Trust

c/o Ultimus Fund Solutions, LLC

225 Pictoria Drive

Suite 450

Cincinnati OH 45246

Attention: Matthew J. Miller

With copies (which shall not constitute notice) to:

DLA Piper LLP (US)

One Atlantic Center

1201 West Peachtree Street

Suite 2900

Atlanta, GA 30309-3800

Attention: Tanya L. Boyle

If to New Trust:

Exchange Place Advisors Trust

c/o Ultimus Fund Solutions, LLC

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Attention: Ian Martin, President

With copies (which shall not constitute notice) to:

Blank Rome LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Stacy H. Louizos

12.	MISCELLANEOUS

 12.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws; provided that, in the case of any conflict between that law and the federal securities laws, the latter shall govern.

12.2 Nothing expressed or implied herein is intended or shall be construed to confer on or give any person, firm, trust, or corporation other than New Trust, on the New Fund’s behalf, or Current Trust, on the Existing Fund’s behalf, and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

12.3 Notice is hereby given that this instrument is executed and delivered on behalf of each Investment Company’s trustees solely in their capacities as trustees, and not individually, and that each Investment Company’s obligations under this instrument are not binding on or enforceable against any of its trustees, officers, shareholders, or series other than its Fund but are only binding on and enforceable against its property attributable to and held for the benefit of its Fund (“Fund’s Property”) and not its property attributable to and held for the benefit of any other series thereof. Each Investment Company, in asserting any rights or claims under this Agreement on its or its Fund’s behalf, shall look only to the other Fund’s Property in settlement of those rights or claims and not to the property of any other series of the other Investment Company or to those trustees, officers, or shareholders.

12.4 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been executed by each Investment Company and delivered to the other Investment Company. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first written above.

EXCHANGE PLACE ADVISORS TRUST, on behalf of the New Fund

By:	/s/ Ian Martin
Ian Martin
President

VALUED ADVISERS TRUST, on behalf of the Existing Fund

By:	/s/ Matthew J. Miller
Matthew J. Miller
President

Foundry Partners, LLC, with respect to paragraphs 5.6 and 6

By:	/s/ Timothy P. Ford
Timothy P. Ford
President and Chief Executive Officer

North Square Investments, LLC, with respect to paragraphs 5.6 and 6

By:	/s/ Ulf Skreppen
Ulf Skreppen
Chief Operations Officer and Chief Compliance Officer